UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015

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Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao	N/A
(Address of principal executive offices)	(Zip Code)

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Registrant’s telephone number, including area code: 011-59-99-465-8525

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 31, 2015, Orthofix International N.V. (the “Company”), through its subsidiaries Orthofix Holdings, Inc. (“Orthofix Holdings”) and Victory Medical Limited (“Victory Medical”, and collectively with Orthofix Holdings, the “Borrowers”), entered into a Credit Agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and certain lenders party thereto.  The New Credit Agreement provides for a five year, $125 million secured revolving credit facility (the “Facility”), and replaces the Company’s prior 2010 credit facility, which expired and matured pursuant to its terms, on August 30, 2015 with no amounts outstanding.  As of the date hereof, the Borrowers have not made any borrowings under the New Credit Agreement.

Borrowings under the New Credit Agreement may be used for, among other things, working capital and other general corporate purposes (including permitted acquisitions and permitted payments of dividends and other distributions) of the Company and certain of its subsidiaries.  The Facility is generally available in US Dollars, with up to $50 million of the Facility also available to be borrowed in Euros and Pounds Sterling (together with US Dollars, the “Agreed Currencies”).  The New Credit Agreement further permits up to $50 million of the Facility to be utilized for the issuance of letters of credit in the Agreed Currencies.  The Borrowers have the ability to increase the amount of the Facility by an aggregate amount of up to $50 million (which increase may take the form of one or more increases to the revolving credit commitments and/or the issuance of one or more new Term A loans) upon satisfaction of certain conditions precedent and receipt of additional commitments by one or more existing or new lenders.

Borrowings under the Facility bear interest at a floating rate, which will be, at the Borrowers option, either LIBOR plus an applicable margin ranging from 1.75% to 2.5% or a base rate plus an applicable margin ranging from 0.75% to 1.5% (in each case subject to adjustment based on the Company’s total leverage ratio).  An unused commitment fee ranging from 0.25% to 0.4% (subject to adjustment based on the Company’s total leverage ratio) is payable quarterly in arrears based on the daily amount of the undrawn portion of each lender’s revolving credit commitment under the Facility.  Fees are payable on outstanding letters of credit at a rate equal to the applicable margin for LIBOR loans, plus certain customary fees payable solely to the issuer of the letter of credit.

The Company and certain of its existing and future United States and United Kingdom domiciled subsidiaries (collectively, the “Guarantors”) are required to guarantee the repayment of the Borrowers’ obligations under the New Credit Agreement.  The obligations of the Borrowers and each of the Guarantors with respect to the New Credit Agreement are secured by a pledge of substantially all of the tangible and intangible personal property of the Borrowers and each of the Guarantors, including accounts receivable, deposit accounts, intellectual property, investment property, inventory, equipment and equity interests in their subsidiaries.   The New Credit Agreement contains customary affirmative and negative covenants, including limitations on the Company’s and its subsidiaries’ ability to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions, repay subordinated indebtedness and enter into affiliate transactions.    In addition, the New Credit Agreement contains financial covenants requiring the Company on a consolidated basis to maintain, as of the last day of any fiscal quarter, a total leverage ratio of not more than 3.0 to 1.0 and an interest coverage ratio of at least 3.0 to 1.0.  The New Credit Agreement also includes events of default customary for facilities of this type, and upon the occurrence of such events of default, subject to customary cure rights, all outstanding loans under the Facility may be accelerated and/or the lenders’ commitments terminated.

The New Credit Agreement contains customary representations and warranties of the Company, the Borrowers and the Guarantors.  These representations and warranties have been made solely for the benefit of the lenders and such representations and warranties should not be relied on by any other person, including investors.  In addition, such representations and warranties (i) have been qualified by disclosures made to the lenders in connection with the agreement, (ii) are subject to the materiality standards contained in the agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the agreement or such other date as is specified in the agreement.

The foregoing description does not constitute a complete summary of the terms of the New Credit Agreement and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits
10.1

Credit Agreement, dated as of August 31, 2015, among Orthofix Holdings, Inc. and Victory Medical Limited as borrowers, Orthofix International N.V. and certain subsidiaries of Orthofix International N.V. party thereto as guarantors, the several banks and other financial institutions as may from time to time become parties thereunder as lenders, and JPMorgan Chase, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm
Chief Administrative Officer, General Counsel and Corporate Secretary

Date: September 1, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement, dated as of August 31, 2015, among Orthofix Holdings, Inc. and Victory Medical Limited as borrowers, Orthofix International N.V. and certain subsidiaries of Orthofix International N.V. party thereto as guarantors, the several banks and other financial institutions as may from time to time become parties thereunder as lenders, and JPMorgan Chase, N.A., as administrative agent.